ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

150401

Filed in the office of	Document Number 20110084853-22
Ross Miller Secretary of State State of Nevada	Filing Date and Time 02/01/2011 12:25 PM
	Entity Number C2510-2001

Certificate of Withdrawal of Certificate of Designation

(PURSUANT TO NRS 78.1955(6))

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of Certificate of Designation for Nevada Profit Corporations (Pursuant to NRS 78.1955(6))

1. Name of corporation:

NEAH POWER SYSTEMS, INC.

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

WHEREAS, no shares of this corporations's Series B Preferred Stock, par value $0.001 per share (the "Series B Preferred Stock"), are currently outstanding.

NOW, THEREFORE, BE IT RESOLVED, that, in accordance with Section 78.1955 of the Nevada Revised Statutes, the Series B Preferred Stock be, and it hereby is, withdrawn.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.